As filed with the Securities and Exchange Commission on March 5, 2007
                                                     Registration No. 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         MINHAS ENERGY CONSULTANTS, INC.
                 (Name of small business issuer in its charter)

           NEVADA                              1389                      98-0518266
  (State or jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification No.)

             Suite 110, 1915 - 27 Avenue NE Calgary Alberta T2E 7E4
                              Phone: (403) 735-5009
                               Fax: (403) 735-5035
         (Address and telephone number of principal executive offices).

                               The Corporate Place
             #100 - 823 South Sixth Street, Las Vegas, Nevada 89101
                              Phone: (775) 329-8900
            (Name, address and telephone number of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:
                            The O'Neal Law Firm, P.C.
                            17100 East Shea Boulevard
                                   Suite 400-D
                          Fountain Hills, Arizona 85268
                              (480) 812-5058 (tel)
                              (480) 816-9241 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [X]

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
Title of Each Class                          Proposed Maximum       Proposed Maximum        Amount of
of Securities To Be       Amount To Be        Offering Price       Aggregate Offering     Registration
  Registered (1)           Registered           Per Unit(2)               Price               Fee(2)
------------------------------------------------------------------------------------------------------
Common Stock            1,975,000 shares      $0.05 per share          $98,750.00            $10.57
======================================================================================================

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                              SUBJECT TO COMPLETION

                                   PROSPECTUS
                         MINHAS ENERGY CONSULTANTS, INC.
                              A NEVADA CORPORATION
                               1,975,000 SHARES OF
                                  COMMON STOCK

This prospectus relates to 1,975,000 shares of common stock of Minhas Energy Consultants, Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for all of the expenses related to this offering.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGES 4 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   The date of this Prospectus is _____, 2007.

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
Prospectus Summary and Risk Factors                                         3
Use of Proceeds                                                             8
Determination of Offering Price                                             8
Dilution                                                                    8
Selling Security Holders                                                    9
Plan of Distribution                                                       10
Legal Proceedings                                                          12
Directors, Executive Officers, Promoters and Control Persons               12
Security Ownership of Certain Beneficial Owners and Management             15
Description of Securities                                                  15
Interest of Named Experts and Counsel                                      15
Disclosure of Commission Position on Indemnification for Securities
 Act Liabilities                                                           16
Organization within Last Five Years                                        16
Description of Business                                                    16
Plan of Operation                                                          25
Description of Property                                                    29
Certain Relationships and Related Transactions                             29
Market for Common Equity and Related Stockholder Matters                   29
Executive Compensation                                                     31
Financial Statements                                                       32
Changes in and Disagreements with Accountants on Accounting and
 Financial Disclosure                                                      32

                       PROSPECTUS SUMMARY AND RISK FACTORS

                                   THE COMPANY

Minhas Energy Consultants, Inc. (referred to in this prospectus as "Minhas", "us", "we" and "our") was incorporated on May 11, 2006, in the State of Nevada. Minhas's principal executive offices are located at Suite 110, 1915 - 27 Avenue NE Calgary Alberta T2E 7E4. Our telephone number is (403) 735-5009. As of the date of this prospectus, we are a development stage company with no revenue and limited operations to date. We do not expect to commence earning revenues until at least August 2007.

Since  incorporation,  we have  not made any  significant  purchases  or sale of
assets,   nor  have  we  been   involved  in  any   mergers,   acquisitions   or
consolidations. Minhas has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

Subsequent to our incorporation, we have been in the process of establishing ourselves as a company that will focus its operations on providing professional engineering consulting services to the oil and gas industry. Our typical clients may include petroleum and natural gas companies, oil service companies, utilities and manufacturing companies with petroleum and/or natural gas interests and government agencies.

We will provide our services within Western Canada, which includes the provinces of Saskatchewan, Alberta, and British Columbia. We are focusing on this area because it provides approximately 93% of Canada's total conventional oil and gas production and is expected to remain the dominant area in to the foreseeable future. Western Canada is also well regarded globally as a major producer and recently has been recognized as a key to secure and stable future oil and gas supplies for North America. It has been an active area for exploration and production for over 60 years and is represented by many participants in all segments of the industry.

We will focus our consulting services on reservoir and petroleum engineering and engineering services related to the procurement and construction of infrastructure for the production and distribution of oil and gas from the wellhead to the major transport systems for refining. These are two fast growing engineering segments in the industry, and are presently experiencing significant demand due to an acceleration of exploration activities and a shortage of related manpower.

We plan on earning our revenues by charging consulting fees for services rendered. These fees, which will represent our primary source of revenues to our company, may be billed on an hourly basis or fixed price contracts. Our long term objective is to become a well recognized consulting engineering company, and to develop a well rounded contact and client base as we become profitable and generate revenues.

We have not yet entered into any engagements or consulting contracts.

                         NUMBER OF SHARES BEING OFFERED

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,975,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a maximum of $0.05 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Further, there is no assurance that our common stock will ever trade on any market or securities exchange. Please see the Plan of Distribution section at page 10 of this prospectus for a detailed explanation of how the common shares may be sold.

                          NUMBER OF SHARES OUTSTANDING

There were 6,475,000 shares of our common stock issued and outstanding as at March 1, 2007.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

                        SUMMARY OF FINANCIAL INFORMATION

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited financial statements from May 11, 2006 (date of inception) to December 31, 2006, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Plan of Operation" beginning on page 25 of this prospectus.

                                                         As at December 31, 2006
                                                         -----------------------

     Current Assets                                             $91,959
     Current Liabilities                                             --
     Shareholders' Equity                                       $94,195

                                                            From May 11, 2006 to
                                                             December 31, 2006
                                                             -----------------

       Revenue                                                  $    --
       Net Loss                                                 $(9,055)

We have just commenced our operations and are currently without revenue. Our company has no employees at the present time. As of December 31, 2006, our accumulated deficit was $ (9,055). We anticipate that we will operate in a deficit position, and will continue to sustain net losses for the foreseeable future.

                                  RISK FACTORS

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in Minhas. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

WE HAVE NO OPERATING HISTORY AND HAVE MAINTAINED LOSSES SINCE INCEPTION, WHICH WE EXPECT TO CONTINUE INTO THE FUTURE.

We were incorporated on May 11, 2006, and have very limited operations. We have not realized any revenues to date. We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to December 31, 2006 is $(9,055). Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

     * our ability to market our services to the oil and gas exploration and production companies in the industry;
     *    our ability to generate ongoing consulting fee revenues;
     *    our ability to control costs, and;
     * our ability to compete with competing service providers in the industry, that are providing similar or broader services

Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are substantial costs and expenses associated with the marketing of our services, and we believe it will take an extended period of time to develop relationships with prospective clients. We may fail to generate revenues in the future. Failure to generate revenues will cause us to go out of business because we will not have the money to pay our ongoing expenses.

IF WE ARE UNABLE TO OBTAIN THE NECESSARY REVENUES AND FINANCING TO IMPLEMENT OUR BUSINESS PLAN WE WILL NOT HAVE THE MONEY TO PAY OUR ONGOING EXPENSES AND WE MAY GO OUT OF BUSINESS.

We have no operating history, no revenues and only losses to date. We may not be able to achieve profitability, and if this occurs we will not be able to pay our operating costs and we may go out of business.

At December 31, 2006 we had $91,959 of cash. As of the date hereof, we have approximately $87,400 of which we anticipate needing approximately $17,960 for expenses associated with this Registration Statement (See ITEM 25 "Other Expenses if Issuance and Distribution"). Our budgeted expenditures for the next twelve months are $70,400. Therefore, we presently have a budgeted shortfall of $960. How long we will be able to satisfy our cash requirements depends on how quickly our company can generate revenue and how much revenue can be generated. Although there can be no assurance at present, we plan to be in a position to generate revenues by August 2007. We must generate at least $1,000 in net consulting fee revenues in order to fund all expenditures under our 12-month budget. Net consulting fee revenue is defined as gross revenue net of any direct costs that were necessary to produce the revenue, such as subcontractors, travel and other direct costs attributable to the project that we have to pay for.

If we fail to generate sufficient net revenues, we will need to raise additional capital to continue our operations. We cannot guarantee that additional funding will be available on favorable terms, if at all. Any further shortfall will affect our ability to expand or even continue our operations. We cannot guarantee that additional funding will be available on favorable terms, if at all. We may need to issue additional equity securities in the future to raise the necessary funds. If we are successful, the issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. The resale of shares by our existing shareholders pursuant to this prospectus may result in significant downward pressure on the price of our common stock and cause negative impact on our ability to sell additional equity securities.

IF OUR ESTIMATES RELATED TO EXPENDITURES ARE ERRONEOUS OUR BUSINESS WILL FAIL AND YOU WILL LOSE YOUR ENTIRE INVESTMENT.

Our success is dependent in part upon the accuracy of our management's estimates of expenditures. (See "Plan of Operation".) If such estimates are erroneous or inaccurate we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OUR COMPETITORS.

We are engaged in a highly competitive industry. Competition from other companies is intense and expected to increase. Most of our competitors have substantially greater resources, professional staff, sales and marketing staff, and professional capabilities than we do. Many of our competitors offer a full line of complementary consulting services to the industry and have developed strong long lasting relationships with their clients. There can be no assurance that we will be able to effectively compete with our competitors or that their present and future services would render our services noncompetitive.

MINHAS' BUSINESS MODEL MAY NOT BE SUFFICIENT TO ENSURE MINHAS' SUCCESS IN ITS INTENDED MARKET

Our survival is currently dependent upon the success of our efforts to gain market acceptance of our services in a small sector of the overall oil and gas industry. Should our services be too narrowly focused or should the target market not be as responsive as Minhas anticipates, we may not have in place alternate services that we can offer to ensure its survival.

INABILITY OF OUR OFFICERS AND DIRECTORS TO DEVOTE SUFFICIENT TIME TO THE OPERATION OF THE BUSINESS MAY LIMIT MINHAS' SUCCESS.

Presently, our officers and directors allocate only a portion of their time to the operation of our business. Since our officers and directors are currently employed full time elsewhere, they are only able to commit up 50 hours a week doing work for Minhas.

Should the business develop faster than anticipated, the officers and directors may not be able to devote sufficient time to the operation of the business to ensure that it continues as a going concern.

WE NEED TO RETAIN KEY PERSONNEL TO SUPPORT OUR SERVICES AND ONGOING OPERATIONS.

The marketing and performance of our services will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and other needed key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our officers (specifically Mr. Manmohan Minhas) would negatively impact our ability to sell and perform our services, which could adversely affect our financial results and impair our growth. Currently, we have no employment agreements with our key employees and do not anticipate entering into any such agreements in the foreseeable future.

Our business is labor intensive and our industry is currently experiencing a shortage of qualified professional engineers. If we are successful in obtaining consulting engagements or contracts and do not have the appropriate manpower to fulfill our obligations, our reputation, operations and financial condition may be adversely effected.

OUR INDEPENDENT AUDITORS' REPORT STATES THAT THERE IS A SUBSTANTIAL DOUBT THAT WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN.

Our independent auditors, Moore and Associates, Chartered, state in their audit report, dated February 13, 2007 and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

INVESTORS WILL HAVE LITTLE VOICE REGARDING THE MANAGEMENT OF MINHAS DUE TO THE LARGE OWNERSHIP POSITION HELD BY OUR EXISTING MANAGEMENT AND THUS IT WOULD BE DIFFICULT FOR NEW INVESTORS TO MAKE CHANGES IN OUR OPERATIONS OR MANAGEMENT, AND THEREFORE, SHAREHOLDERS WOULD BE SUBJECT TO DECISIONS MADE BY MANAGEMENT AND THE MAJORITY SHAREHOLDERS.

Officers and directors directly own 4,500,000 shares of the total of 6,475,000 issued and outstanding shares of Minhas's common stock and are in a position to continue to control Minhas. Of these 6,475,000 shares, Mr. Manmohan Minhas, our President, owns 4,000,000 shares and Mr. Ravinder Minhas, our Secretary Treasurer and CFO owns 500,000 shares. Collectively they own 69.5% of our total outstanding common shares, and Manmohan Minhas is the father of Ravinder Minhas. Such control may be risky to the investor because the entire company's operations are dependent on a very few people who could lack ability, or interest in pursuing Minhas operations. In such event, our business may fail and you may lose your entire investment. Moreover, new investors will not be able to effect a change in the company's business or management.

RISKS ASSOCIATED WITH OUR COMMON STOCK

DIFFICULTY FOR MINHAS STOCKHOLDERS TO RESELL THEIR STOCK DUE TO A LACK OF PUBLIC TRADING MARKET

There is presently no public trading market for our common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future. We intend to have our common stock quoted on the OTC Bulletin Board as soon as practicable. However, there can be no assurance that Minhas' shares will be quoted on the OTC Bulletin Board. Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock. If a market for our common stock does develop, our stock price may be volatile.

BROKER-DEALERS MAY BE DISCOURAGED FROM EFFECTING TRANSACTIONS IN OUR SHARES BECAUSE THEY ARE CONSIDERED PENNY STOCKS AND ARE SUBJECT TO THE PENNY STOCK RULES.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share. Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or "OTC/BB". Following the date that the registration statement, in which this prospectus is included, becomes effective we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the NASD an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTC/BB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTC/BB, it is very likely that our stock will be considered a "penny stock". In that case, purchases and sales of our shares will be generally facilitated by NASD broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

WE INTEND TO BECOME SUBJECT TO THE PERIODIC REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, WHICH WILL REQUIRE US TO INCUR AUDIT FEES AND LEGAL FEES IN CONNECTION WITH THE PREPARATION OF SUCH REPORTS. THESE ADDITIONAL COSTS WILL NEGATIVELY AFFECT OUR ABILITY TO EARN A PROFIT.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

BECAUSE WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK, INVESTORS SEEKING DIVIDEND INCOME OR LIQUIDITY SHOULD NOT PURCHASE SHARES OF OUR COMMON STOCK.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

BECAUSE WE CAN ISSUE ADDITIONAL SHARES OF COMMON AND PREFERRED STOCK, PURCHASERS OF OUR COMMON STOCK MAY INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

We are authorized to issue up to 100,000,000 shares of common stock. At present, there are 6,475,000 common shares issued and outstanding. Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of Minhas in the future.

                           FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 4-7 that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

              SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                                  THE OFFERING

This prospectus covers the resale by certain selling stockholders of 1,975,000 shares of common stock, which were issued pursuant to a private placement offering made by Minhas pursuant to Regulation S promulgated under the Securities Act.

                                 USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sale of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

                         DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.05 per share is based on the last sales price of our common stock under our private placement which we closed on September 30, 2006 and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

                                    DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

                            SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers, except Mr. Grant Caldwell, who is a registered representative with a broker dealer that conducts it business in Canada. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 1,975,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of March 1, 2007, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

                                                                                 Number of Shares Owned
                                                                              by Selling Stockholder After
     Name of Selling                   Common          Total Shares to        Offering and Percent of Total
Stockholder and Position,           Shares owned        be Registered           Issued and Outstanding (1)
  Office or Material                by the Selling       Pursuant to           # of                   % of
Relationship with Minhas            Stockholder (2)     this Offering          Shares                 Class
------------------------            ---------------     -------------          ------                 -----
Craig Cox                                 5,000              5,000               --                    --
Gary McKay                              100,000            100,000               --                    --
Dr. Ravi Siddoo Inc                      20,000             20,000               --                    --
Paul Sidoo                              100,000            100,000               --                    --
Rishie Khangura                         125,000            125,000               --                    --
Grant Caudwell                           80,000             80,000               --                    --
Sam Brovender                           100,000            100,000               --                    --
Manjy Sidoo (4)                          65,000             65,000               --                    --
Siden Investments Inc. (3) (4)          300,000            300,000               --                    --
Nicola Simoneschi                        55,000             55,000               --                    --
Paolo Rusca                              40,000             40,000               --                    --
Barbara Detjen                           35,000             35,000               --                    --
Antigona Ramanai                         50,000             50,000               --                    --
Jenny Cater                              60,000             60,000               --                    --
Paul Johnston                            60,000             60,000               --                    --
Jayne Barnes                             60,000             60,000               --                    --
Martin McMillan                          50,000             50,000               --                    --
Anna Moog                                50,000             50,000               --                    --
Clive Burton                             50,000             50,000               --                    --
Neil Connor                              50,000             50,000               --                    --
Gail Bielby                              40,000             40,000               --                    --
Sally Evans                              50,000             50,000               --                    --
Janet Payne                              40,000             40,000               --                    --
Joanne Hill                              40,000             40,000               --                    --
Kaylie Smith                             40,000             40,000               --                    --
Kelly Savory                             40,000             40,000               --                    --
Toni Watson                              40,000             40,000               --                    --
Helen Hancock                            30,000             30,000               --                    --
Robert Ramanis                           30,000             30,000               --                    --
David Starling                           30,000             30,000               --                    --
Joe Glozier                              30,000             30,000               --                    --
Martha Spencer                           20,000             20,000               --                    --
Anna Hindmarsh                           20,000             20,000               --                    --

Isabel Frazer                            20,000             20,000               --                    --
Darren Buckingham                        20,000             20,000               --                    --
Simon Fidler                             10,000             10,000               --                    --
Ali Shah                                 10,000             10,000               --                    --
Muhssen Nasser                           10,000             10,000               --                    --
TOTAL                                 1,975,000          1,975,000               --                    --

----------
(1) Assumes all of the shares of common stock offered are sold. Based on 6,475,000 common shares issued and outstanding on March 1, 2007.
(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.
(3) Siden Investments Inc. is a private company incorporated in British Columbia, Canada and is 100% owned by David Sidoo.
(4)  Manjy Sidoo is the spouse of David Sidoo

There are no family relationships between any of the above noted stockholders and either of our Officers and Directors.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.05 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
     (c)  an exchange distribution in accordance with the rules of the exchange;
     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     (e)  privately   negotiated   transactions;
     (f)  a combination of any aforementioned methods of sale; and
     (g) any other method permitted pursuant to applicable law, including compliance with SEC's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the SEC. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

     (a) adequate current public information with respect to the issuer must be available;
     (b) restricted securities must meet a one year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer. The one year holding period for shares of common stock covered by this prospectus does not expire until September 30, 2007;
     (c) sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;
     (d) the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;
     (e) if the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (a) above, the volume limitations listed in (c) above, the requirement for sale pursuant to broker's transactions listed in (d) above, and the Form 144 notice filing requirement listed in (e) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate. These requirements will cease to apply to sales by the selling security holders of the shares of our common stock covered by this registration statement after September 30, 2008.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Routh Stock Transfer, Suite 1000, West Plano Parkway, Plano, Texas, USA 75093. Their phone number is
(972) 381-2782 and their fax number is (972) 381-2783.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, nor are we aware of any governmental authority contemplating any legal proceeding against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

                                                                       Date
                           Position Held                           First Elected
    Name                  with the Company                   Age   or Appointed
    ----                  ----------------                   ---   ------------
Manmohan S. Minhas    President, CEO and Director            52     May 11, 2006
Ravinder S. Minhas    Secretary Treasurer, CFO and Director  24     May 11, 2006

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

MR. MANMOHAN S. MINHAS, PRESIDENT, CEO, MEMBER OF THE BOARD OF DIRECTORS

Mr. Manmohan Minhas has been serving as Minhas' President and a member of Minhas' Board of Directors since May 11, 2006. The term of his office is for one year and is renewable on an annual basis.

Mr. Manmohan Minhas worked for PanCanadian Petroleum (now EnCana Corporation) from May 1980 to August 1993. He started as a Project Engineer and worked on the design and construction of oil and gas production facilities for the company. These facilities included gas plants, compressor stations, pipelines, and oil production batteries. By August 1985, he had successfully completed over $100 million worth of projects and led a department with 20 employees. On July 1986, he was transferred to Reservoir Exploitation Department, where he worked on conceptual planning, reservoir engineering studies, primary and secondary petroleum recovery studies, reserve estimates, and production forecasts. These projects were all based in central and southern Alberta. In this position, he was responsible for the supervision of 12 engineers.

From June 1988 to September 1990 he was the leader of the Reserves Task Force for Pan Canadian, with a group of 15 engineers, geologists and computer personnel. The group reviewed over 15,000 oil and gas properties the company had interest in Alberta, Saskatchewan, BC, Colorado and California for purposes of regulatory disclosure of oil and gas reserves reporting. On September 1990, he was appointed Supervisor, Production Revenue Department, and was responsible for acquisitions and divestures of producing properties, and an operations budget for the company of over $500 million annually. He was also responsible for contracts for processing and transportation of oil and gas through the company's facilities, and supervised a staff of approximately 20 personnel.

During his tenure with Pan Canadian, he also supervised 7 Alberta based oil and gas exploration projects through conceptual development, drilling and production, with an aggregate expenditure budget in excess of $150 million. Mr. Minhas left PanCanadian in August 1993. From August 1993 to September 1994 he acted as a Principal Consulting Engineer with Quantel Engineering Ltd. At Quantel, Mr. Minhas did conceptual, detailed engineering and Project Management of oil and gas field production facilities in Southern Alberta, including compressor stations, pipelines, gas plants and gas wellsite construction and development.

In April 1990, he founded and acted as President of Minhas Training & Development, Inc., which conducted seminars for multi-national oil companies located throughout the world, including Indonesia, Malaysia, Thailand, Brunei, Canada, USA, Singapore and Russia. Subjects taught included Reservoir Engineering, Petroleum Economic Evaluations, Petroleum Production Facilities and Project Management. He taught these seminars until July 2000.

He received his B.Sc. (Mechanical Engineering) from the University of Calgary in 1980. He is a Registered Professional Engineer with Association of Professional Engineers, Geologists and Geophysicists of Alberta ("APEGGA"). He was given an Exemplary Voluntary Service Award by APEGGA in 1992. He has also completed numerous seminars and courses in many facets of petroleum production and facilities, reservoir engineering, drilling, well testing and log analysis.

He is currently devoting approximately 30 hours a week of his time to Minhas, and is planning to continue to do so during the next 12 months of operation.

Mr. Manmohan Minhas is a member of the Board of Directors of American Oil & Gas Inc., a publicly traded US oil and gas exploration and development company based in Denver, Colorado. The company is listed on the AMEX and trades under the symbol "AEZ". He is also a member of the company's Audit Committee and Compensation Committee.

MR.  RAVINDER  S.  MINHAS,  SECRETARY  TREASURER,  CFO,  MEMBER  OF THE BOARD OF
DIRECTORS

Mr. Ravinder Minhas has been serving as Minhas' Secretary, CFO and a member of the Board of Directors since May 11, 2006. The term of his office is for one year and is renewable on an annual basis.

He is the founder, President and 100% owner of Mountain Crest Brewing Corporation, which he formed in 2001 and which markets and sells 8 beer brands in Alberta, Canada. Its retail revenues are approximately $55 million annually. In October, 2007, he formed Mountain Crest SRL and acquired an independent brewery located in Monroe, Wisconsin. It is presently ranked as the 12th largest brewery in the USA, producing over 5 million cases of beer annually. Mr.

Ravinder Minhas is also President and owner of Mountain Crest Liquors Inc., a private company that markets and sells its own brands of distilled spirits throughout Alberta.

From May 2003 to September 2003, he worked for Husky Energy Inc. as a Field Operating Engineer. He was responsible for approximately 55 operating oil and water injection wells, and related gathering systems, pipelines, processing and shipping facilities located in Unity Saskatchewan. From September 2003 to June 2004 he worked as an Engineer in the Heavy Oil and Enhanced Oil Recovery Departments, working on optimization and development of the oil and gas fields located in Northern Alberta.

Ravinder obtained a B.Sc. in Oil and Gas Engineering from the University of Calgary in 2005. He is currently a MIT Engineer (Member-in-Training) with APEGGA. He will be eligible to become a fully qualified Professional Engineer in 2008, on completion of certain prerequisites for work experience and an entrance exam. He has also received several awards for his accomplishments in the brewery and distilled spirits industry.

Mr. Ravinder Minhas is currently devoting approximately 20 hours a week of his time to Minhas, and is planning to continue to do so during the next 12 months of operation.

He is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

COMMITTEES OF THE BOARD

We do not have an audit or compensation committee at this time.

FAMILY RELATIONSHIPS

Mr. Manmohan Minhas is the father of Ravinder Minhas.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; 2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); 3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or 4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

CONFLICT OF INTEREST

None of our officers or directors are subject to a conflict of interest.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following is a table detailing the current shareholders of Minhas owning 5% or more of the common stock, and shares owned by Minhas' directors and officers as of March 1, 2007:

                                                   Amount and
                                                   Nature of           Percent
Title of         Name and Address                  Beneficial            of
 Class          of Beneficial Owner                Ownership          Class (2)
 -----          -------------------                ---------          ---------

Common     Mr.  Manmohan  S.  Minhas               4,000,000            61.78%
           President,  CEO,  Director
           28 Arbour Estates Green NW, Calgary,
           Alberta, Canada

Common     Mr. Ravinder S. Minhas                    500,000             7.72%
           Secretary Treasurer, CFO, Director
           28 Arbour Estates Green NW, Calgary,
           Alberta, Canada

Common     Directors and officers as a group       4,500,000            69.50%
            of two (1)

----------
1.   Represents beneficial ownership
2. Based on the total of 6,475,000 outstanding common shares as of the date hereof

                            DESCRIPTION OF SECURITIES

COMMON STOCK

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock with $0.001 par value. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the By-Laws of Minhas.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Minhas, holders are entitled to receive, ratably, the net assets of Minhas available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. To the extent that additional shares of Minhas's common stock are issued, the relative interest of then existing stockholders may be diluted.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Minhas has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in Minhas, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of Minhas.

Moore and Associates, Chartered have audited our financial statements for the period ended December 31, 2006 and presented its audit report dated February 13, 2007 regarding such audit which is included with this prospectus with Moore's consent as experts in accounting and auditing.

The O'Neal Law Firm, P.C., whose offices are located at 17100 East Shea Boulevard, Suite 400-D, Fountain Hills, Arizona 85268, has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an Exhibit to this prospectus with the consent of the O'Neal Law Firm, P.C.

  DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITY LIABILITIES

The Nevada General Corporation Law requires Minhas to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Article VII of Minhas's bylaws, Minhas is authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, Minhas has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

See "Certain Relationships and Related Transactions", below.

                             DESCRIPTION OF BUSINESS

BUSINESS OF ISSUER

Minhas was incorporated on May 11, 2006 in the State of Nevada. We have not yet begun our business operations and we currently have no revenue and no significant assets. Minhas has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings. Since becoming incorporated, Minhas has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. Minhas is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Neither Minhas nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

PRINCIPAL PRODUCTS AND SERVICES

We are planning to provide professional engineering consulting services to the oil and gas exploration and production industry for which we will charge fees for services rendered. We will provide our services within Western Canada, which includes the provinces of Saskatchewan, Alberta, and British Columbia. It is a significant geographic area for the exploration and production of oil and gas, and has been active for over 60 years.

Our typical clients may include petroleum and natural gas companies, service and construction companies working in the industry, utilities and manufacturing companies with petroleum and/or natural gas interests, and government agencies. We will focus our consulting services on the following operational segments of the industry:

RESERVOIR AND PETROLEUM ENGINEERING

Reservoir and petroleum engineering consists of all engineering activities related to the analysis and recommendations for an underground reservoir containing oil and/or gas. In order to perform an analysis and reach a conclusion, we as professional engineers will gather all available geological data for the subject property, including the type of rock, and the properties of the rock, such as porosity and permeability. The more porous or permeable the rock is, the greater the likelihood that it can potentially contain oil and gas within the voids or structure of the rock. We will also perform a detailed analysis of any geological mapping, which shows the potential thickness and extent of oil and gas reserves located underground. Geological mapping is generally obtained through seismic data activities and analysis of all other data such as logs, drill test results and oil and gas production history from the wells subject to analysis and any other wells that have been drilled in the immediate vicinity. These types of geological mapping data are provided by specialized contractors to the oil and gas exploration and production company, and are defined as follows:

     * Seismic data is obtained onsite using a process employing sound waves. Explosive charges are detonated underground and the speed of the sound waves is measured using electronic instruments. Different speeds indicate different types and characteristics of the underground rock. This data is then used to prepare a picture of the layers and depth of the different types of rock and likely structures that may potentially contain oil and gas.
     * Logs are run by a truck mounted computer system. Various electronic tools (known as a "logging tools") are lowered into the drilled hole and a variety of electronic signals are sent into the hole. The data is captured by the instruments on the logging tool and transmitted to the computers in the truck. As the logging tool is lowered into the hole, data is recorded for each inch of the rock surrounding the hole and a cross section is plotted in the truck. This helps the engineers and geologists estimate, analyze and calculate the possibility of oil and gas reserves in the drilled hole. Rock samples are also collected during the drilling process and analyzed and recorded by the company Geologist for each inch of the drilled hole.
     * Drill test results are obtained by measuring oil and gas produced right after completion of the drilling process. These tests involve the recording of the pressure in the reservoir as well as the oil, gas and water produced by producing the well, for periods varying from 1 hour to 3 days.
     * Oil and gas production history is the actual production data of the well during commercial production over time.

We will focus on analysis of this data with the use of specialized computer programs, for the purpose of determining the probability of the presence of oil and gas, the most promising location to explore, the likelihood of recovery and ultimately, the probability of profitably producing oil and gas from the underground location. The results are used by our prospective clients for investment decisions for new exploration, expansion of drilling programs to increase existing production, or for regulatory purposes with respect to public disclosure of potential oil and gas reserves. With the help of these services, exploration companies are able to make decisions whether to proceed with drilling and developing their properties. As part of our engagement, we will also make recommendations regarding various drilling and production technologies for development of various oil and gas fields. Many finance and investment companies also rely heavily on these analyses to develop financing decisions on behalf of their oil and gas clients.

OIL AND GAS PRODUCTION FACILITIES ENGINEERING, PROCUREMENT AND CONSTRUCTION MANAGEMENT

Our services in this segment will be focused on securing contracts for the engineering, procurement and construction management of oil and gas gathering and transportation facilities, processing plants and compressor stations, gas dehydration units and wellsite engineering. We will not be acting as a general contractor or physically constructing any of the facilities or equipment. We will be providing consulting engineering services to contractors, construction companies and oil and gas production companies. Our engineering services will generally include preparation of basic facilities design, writing specifications, inviting bids from the equipment and services suppliers, evaluation of bids and providing recommendations to the client for most suitable supplier, preparing Purchase Orders for equipment and services on behalf of the owner, and sending independent inspectors to the construction site to ensure quality control. This work is all undertaken on behalf of the owner of the production facilities. We only provide the consulting engineering staff (and any related people such as draftspeople, inspectors etc) to complete the project. We bill for our services on an agreed consulting rate for actual hours spent on the project.

GAS PRODUCTION FACILITIES

Once a gas well is drilled and quantities are discovered that make commercialization possible, all gas that is produced from the well has to be processed, cleaned, measured and transported. Typically, when the gas is produced from a well, it also contains contaminants that must be removed prior to shipment. If these contaminants are not removed, significant damage to equipment will occur. All water and any crude oil contained in the gas must be separated and removed. The crude oil needs to be stored and shipped. The process to remove water is known as dehydration and any water that is removed from the gas requires disposal facilities. Different gases contained in the raw gas (methane, ethane and propane), has to be separated and measured prior to shipment. Compressors are required to increase pressure of the gas for shipment via pipeline.

All of these processes occur in the field and are required for all the gas wells. Typically each gas well has its own dehydration, measuring and separation equipment. Typically, production from 5 to 20 gas wells is brought into a gas compressor station and production from 2 to 8 compressor stations is brought by pipeline into a central gas plant. A central gas plant will typically service an area of up to 15,000 acres, or approximately 23 square miles. All these facilities are collectively referred to as gas production facilities, and it is on these processes and facilities that we plan to focus our engineering services.

OIL PRODUCTION FACILITIES

Oil that is produced from the well in the field also has to be processed, cleaned, measured and transported. Crude oil usually contains sediment, water and gas. This raw mixture is heated in a tank called a treater, and a combination of the heat and gravity causes the gas, oil and water settle in layers (oil will settle on top of water). The treater is engineered so that as the water and oil level reaches a certain amount in the tank, an automatic valve empties these liquids into separate crude oil and water tanks. Gas is also separating and leaves at the top of the treater (gas rises) and is then sent through a pipeline either for burning into the atmosphere or processing and sale, depending on the quantity being produced and the proximity to gas processing facilities. Oil is shipped either by truck or pipeline and water is disposed of back into the oil reservoir. These facilities are collectively referred to as oil production or treater and separation facilities. Similar to gas wells, all of these processes occur in the field.

A single oil well is usually sufficient to produce from area of 4 acres to 160 acres. Usually, production from 4 to 16 wells is combined into a production facility called "oil satellite". Here the oil, gas and water are separated of which water and gas are disposed by the treater facility, where the oil, gas and water is separated to commercial sales specifications for refining. All of these facilities are collectively referred to as oil production facilities, and this is the third major industry segment where we are planning to provide our consulting engineering services.

We plan on earning our revenues by charging consulting fees, which will be billed on an hourly basis for time spent providing our services, or we may enter into fixed price contracts. Hourly rates are currently $350.00 per hour for fully qualified and highly experienced engineers such as our President, and $250.00 for more junior engineers such as Mr. Ravinder Minhas. Hourly fees or rates are generally subject to negotiation with the client and are influenced significantly by competitor's rates, competitive bidding and the state of the industry with respect to overall activity levels. Hourly billings will be calculated on the basis on an agreed hourly rate multiplied by the hours spent on the specific project. We may also require the client to reimburse is for direct costs such as supplies or travel expenses, Fixed price contracts are usually subject to competitive bidding by two or more competitors. The client will specify a detailed scope of work and invite interested and qualified parties to provide a fixed price for completion of the work.

We have not yet entered into any engagements or consulting contracts.

THE MARKET

Almost all the conventional oil and gas production in Canada comes from an area referred to as the Western Canadian Sedimentary Basin ("WCSB"). Most regions in Alberta, northeastern British Columbia, and southwestern Saskatchewan define this area geographically. The oil and gas wells in the WCSB generally contain petroleum reservoirs that vary in depth from approximately 400 feet to 10,000 feet. It is generally believed this area was a shallow sea for millions of years and that decaying sea life and vegetation over the millennia provided the inputs for significant oil and gas reserves in the present age.

According to Canadian Association of Petroleum Producers (CAPP), the WCSB is home to approximately 76% of oil and 98% of natural gas produced in Canada from conventional methods (excluding offshore and oilsands production). They also reported the number of producing oil and gas wells in each province in 2005 were as follows:

                              Producing Oil Wells       Producing Gas Wells
                              -------------------       -------------------

     British Columbia                 1,089                     5,217
     Alberta                         31,611                    95,513
     Saskatchewan                    23,156                    17,876
                                    -------                   -------
     Total                           55,856                   118,606
                                    =======                   =======

We believe the number of oil and gas wells will likely remain constant or increase slightly into the foreseeable future, and that overall conventional oil and gas production from the WCSB will decrease by 1 to 3% annually, despite increased drilling for new wells and production, due to overall depletion. The large number of operating oil and gas wells means that that need for significant modifications and improvements to oil and gas facilities should continue into the foreseeable future. As wells deplete, the characteristics of oil and gas being produced from the ground change (such as lower pressure, additional water etc.) requiring equipment and production facilities modifications. As production rates decrease, reservoir engineering studies are required to analyze different ways to stimulate production from existing wells.

The last 5-6 years has seen a significant increase in drilling and well completion activity in the WCSB, a direct result of the steadily increasing prices from the low prices established in the 1990's for crude oil and natural gas. In the 1990's, prices for both oil and gas were approximately a third of what they have reached over the last 2-3 years. Many producing wells were also depleted over the last decade, compounding the need for new wells and production. The chart below notes completions for the last 5 full calendar years. Gas well completions posted the most significant increase in this period, while oil well completions were essentially flat. According to the Canadian Association of Drilling Contractors, completion levels in this decade are almost double that of the average for the decade of the 1990's, which averaged total annual completions of less than 11,000 wells in Western Canada.

                 Well Completions - Annual Breakdown by Province
          Source - Canadian Association of Oilwell Drilling Contractors
                   http://www.caodc.ca/wellcounts.htm#AnnProv

                         2005        2004        2003        2002        2001
                         ----        ----        ----        ----        ----
     ALBERTA
       OIL               2,771       2,613       2,751       2,358       2,806
       GAS              12,711      12,754      11,067       6,924       9,165
     SASKATCHEWAN
       OIL               1,766       1,616       1,558       1,356       1,716
       GAS               1,714       1,887       2,254       1,718       1,366
     BRITISH COLUMBIA
       OIL                  40          66          88          45          84
       GAS                 932         972         618         429         640
     TOTAL
       OIL               4,577       4,295       4,397       3,759       4,606
       GAS              15,357      15,613      13,939       9,071      11,171

The Petroleum Services Association of Canada (PSAC), estimates that 22,900 oil and gas wells will be drilled in 2006 in the WCSB and 21,000 in 2007. They believe the drop is primarily due to a serious shortage of skilled staff in Alberta, Saskatchewan and British Columbia. The drilling of new wells is a major driver for the consulting engineering business. Consulting engineers are required for petroleum engineering studies, economic evaluation at each step of their development to the point when they start producing as well as the engineering and construction management of production facilities.

All of this increased activity has resulted in a significant increase in capital spending to bring these new wells into production, in addition to ongoing expenditure programs to keep older wells and equipment in operation. According to Canadian Association of Petroleum Producers (CAPP), oil and gas companies spent $34.8 billion in 2005 for exploration and development of conventional oil and gas fields. Overall drilling expenditures were $21.3 billion and field equipment and gas plant expenditures were $9.1 billion. Recent estimates point to a 5% increase in overall capital expenditures for 2006 and 2007 is expected to be at 2006 levels, or slightly higher. Engineering expenditures are included in these amounts and not disclosed separately, as many engineering companies are private or in house, or are large vertically integrated companies conducting engineering services and construction contracting. We believe, based on the past experiences of our President and aggregate expenditures disclosed by APPEGA, that engineering services that we intend to provide generally form approximately 3% of the capital investment spent on engineering consulting work for facilities construction, and less than 1% of overall drilling expenditures for reservoir engineering services.

In addition to conventional sources of gas, the Alberta Energy Utilities Board, the government body that regulates the exploration and production of petroleum substances, currently estimates that there are significant quantities of gas trapped in coal throughout the province, which may be equal to over one half of the remaining gas reserves in Alberta. This is more commonly known as "coal bed methane". As a result of recent high gas prices, they have recently decided to allow exploration and development of the resource. This alternative source of natural gas is largely untapped in Western Canada, but represents a significant, long-term fuel source for use throughout North America.

Coal bed methane is contained in the seams of coal at much shallower depth than conventional, typically 300 feet below the surface. This gas is produced by pumping water into the coal bed which displaces the trapped gas and brings it to the surface. Coal bed methane gas does not require as complex engineering, exploration and development as more conventional oil and gas. Bringing one of these wells into production is of significantly less cost than other conventional sources. However, they are characterized by shallow, numerous wells with a short production lifespan, which are more suitable to development by small companies, which typically lack suitable engineering staff. The development of this new resource will require thousands of miles of new pipelines and a very large number of gas dryers or dehydrators, compressor stations, gas plants and other associated production facilities. This alone is also expected to create significant increased demand for consulting engineering work into the foreseeable future.

All of this increased activity, in a time span of less than 7 years due to rising prices, and the new coal bed methane developments has ultimately led to a shortage of engineers specialized in petroleum, reservoir and production facilities engineering. The following factors have also compounded this current industry problem:

     * The previous 10-15 year period of low oil and gas prices kept many young people from pursuing a career in the industry due to a lack of opportunities. The time to train new recruits takes a total of 7 to 10 years subsequent to completion of high school, including a minimum of 4 years of full time university training.
     * Increased demand for engineering talent has also been fuelled by mergers, acquisitions and the rapid formation of income trust companies. Higher prices has lead to a significant increase in this activity over the last several years. For a merger or acquisition of an oil and gas company to take place, third party consulting engineers typically must first play a significant role in evaluating oil and gas reserves on behalf of the purchaser. This includes an in depth analysis of all geological, engineering and production data. Very few companies have their own in-house expertise to undertake this task, and many buyers and financiers require independent third party professional evaluations.
     * According to Nickle's Oil Bulletin, Calgary Alberta is home to more than 500 medium and large exploration companies. Saskatchewan and British Columbia are home to approximately 50 additional companies. The number has grown significantly over the last several years, commensurate with the increase in oil and gas prices resulting in significant manpower shortages, as each new participant tries to find professional staff for its operations.

     * Recently, small companies have been playing a large role in the exploration for oil and gas. Many of these companies cannot afford a full time complement of professional engineering staff and rely on hourly consultants to control costs.

COMPETITION AND COMPETITIVE STRATEGY

Even though the industry is currently experiencing a shortage of qualified and experienced engineers, it remains highly competitive. We believe competition is based primarily on relationships, the quality and the professional standard of service, the ability to provide integrated services for the entire project (ie: engineering, design, construction management and start up services for the completion of an entire project) and a competitive price for the services. Our direct competition is made up of many publicly and privately owned companies, many of which are staffed and structured to provide a full range of integrated services. APEGGA, our officers and directors professional association, currently estimates there are approximately 800 companies offering similar services to those planned buy our company in Alberta alone. Our large competitors include NYSE traded public companies such as Fluor Corporation and the Bechtel Companies, likely the largest private company in existence in North America. Many companies within the industry are privately-held. Therefore, we are unable to assess the size of all of our competitors, but we would presently be classified as one of the smallest in our business segment.

We believe users of consulting engineering services are aligning themselves with companies who are financially stable, market a broad portfolio of services and offer superior customer service. Most, if not all of our competitors have broader service offerings and far greater financial and other resources available to them. They generally possess extensive professional capabilities and an extensive track record of accomplishments in the industry. Our competition may have a material adverse effect on our results of operations and financial condition and prevent us from achieving profitable operations.

We plan to compete by positioning ourselves as a supplier of quality services. Our officers and directors have are experienced in the industry and have developed a number of contacts with senior engineering and management personnel in various oil and gas exploration and production companies located in our target market. These contacts were developed through previous employment in senior and professional positions, through Minhas Training and Development Inc. (See "Directors, Executive Officers, Promoters and Control Persons") through which our President conducted seminars to professional engineers and other staff in Western Canada, and through volunteer work in various organizations such as APEGGA.

Over the next 12 months and into the foreseeable future, we also plan to implement and adhere to the following complementary strategies to build our business and compete effectively with our competitors:

     * Maintain our focus on the provision of consulting services for production facilities and reservoir engineering, as these market segments are currently experiencing the highest demand in the industry. These segments are also expected to experience the highest growth rates into the foreseeable future
     * Actively market our company through trade shows, targeted advertising to our industry, and follow up in person on a regular basis with our contacts in the various oil and gas companies
     * Actively employ the use of third party engineering software to improve efficiency and minimize the need for manpower
     * Establish working relationships with other small to medium sized consulting companies to offer integrated and comprehensive service to compete with the larger integrated companies

SALES STRATEGY

One of our key primary strategies to generate consulting fees is regular contact with all of the industry professionals with who we have established relationships in the past. We will follow a process of personal contact at least every 3 months. We will complement this with a detailed full color brochure summarizing the services being offered, and the qualifications of our company, and a DVD/CD using the latest digital and presentation technology to show animation of various technologies and expertise being offered by Minhas Energy. These materials will be provided free of charge to all senior engineering professionals and oil and gas company executives known to us within the next 12 months.

We also plan on implementing the following complementary strategies over the next 12 months to build our business and revenues:

     * A mass distribution of our brochure and DVD/CD to approximately 3,000 professional engineers, geologists and geophysicists employed by oil and gas companies located in Alberta, BC and Saskatchewan, followed by regular contact.
     * Review of all trade publications for tenders or proposals for consulting engineering work. Production and exploration companies regularly publish these requests in trade publications such as Alberta Oil, Oilweek and Nickle's Oil Bulletin.
     * Follow a process of regular cold calls with key personnel at various oil and gas companies with whom we have not had past relationships.
     * Regularly monitor all reservoir and production development applications made by the oil and gas companies to the Government regulatory agencies such EUB (Alberta Energy Utilities Board) and their counterparts in BC and Saskatchewan.
     * Attend all relevant oil and gas trade shows to locate prospects that could potentially use our consulting engineering services.
     * Advertise our services in oil and gas trade magazines such as Oilweek, Alberta Oil, APEGGA, Nickle's Oil Register and Canadian Oilfield Service and Supply Directory.
     * Update our website at www.Minhasenergy.com regularly to reflect any new projects that may be in process or that have been completed.

DISTRIBUTION OF PRODUCTS OR SERVICES

We are planning to generate revenues through the provision of consulting services to various companies operating in the oil and gas industry. The distribution of products and services to consumers or businesses is not a factor in our business.

SOURCES AND AVAILABILITY OF PRODUCTS AND SUPPLIES

There are no constraints on the sources or availability of products and supplies related to our business, other than manpower. Because we provide consulting services, the supplies we need for our business are limited generally to office supplies, and computer hardware and software, all of which are readily available from multiple suppliers.

The most significant input impacting our business is professional engineering manpower, of which there is currently a shortage of qualified personnel. Initially, we do not anticipate this being a detriment to our business, as our officers and directors will apply their own engineering expertise to provide consulting work themselves. As the number of projects and the demand for the company's services grow, we will need to retain more engineers either as employees or on a contract basis. In order to plan for and fulfill our requirements, we will need to maintain an extensive database of highly experienced consultants.

To minimize any future manpower shortages, we plan to draw upon our existing contacts when necessary, and we will also establish new relationships and work with other engineering companies that offer complementary and related engineering expertise. This may include companies that provide similar services such that together we can complete a project with combined manpower, or complementary services such as electrical and civil engineers to complete construction related projects that require disciplines that our company has no experience or expertise with.

If we cannot attract qualified people, or align ourselves with other consulting engineering companies that can assist with projects for which we cannot complete ourselves because of a lack of manpower, our business and operations will be materially impacted, and may even result in our clients taking their business to our competitors.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

We do not have any customers or clients at present, nor have we completed or entered into any consulting contracts.

Although there are numerous oil and gas companies located in Western Canada from which we can obtain consulting work, the type of services we are planning to provide typically involve significant time and financial commitment to complete. A typical contract may take several months and all of the limited time of our Officers and Directors.

Dependence on one or a few major clients is also due to the nature of our business, our small operations and a lack of professional employees, and the limited time that our officers and directors can spend on our business. Therefore, there is a strong likelihood that we will become dependent on one or a few major clients in the first 12 months of operations and even into the foreseeable future. The loss of any consulting contract, or any major disagreement with respect to performance under a contract, would therefore materially impact our business and financial condition

PATENT, TRADEMARK, LICENSE & FRANCHISE RESTRICTIONS AND CONTRACTUAL OBLIGATIONS & CONCESSIONS

There are no inherent factors or circumstances associated with our business that would give cause for any patent, trademark or license infringements or violations. We do not hold any intellectual property and we do not anticipate any additions in the foreseeable future. Because we are focusing on providing consulting services, we plan on purchasing various third party computer software programs to assist us with the engineering processes and evaluations we perform to form our work. This software is readily available from several suppliers and we do not plan on developing any software ourselves.

We do not hold any other intellectual property and we do not anticipate any additions in the foreseeable future. We have not entered into any franchise agreements or other contracts that have given, or could give rise, to obligations or concessions.

EXISTING OR PROBABLE GOVERNMENT REGULATIONS

There are no existing government regulations nor are we aware of any regulations being contemplated that would adversely affect our ability to operate.

Mr. Manmohan Minhas is a fully qualified professional engineer and Mr. Ravinder Minhas is a member in training. Both of our Officers and Directors are members in good standing with APEGGA in Alberta. APEGGA is the self governing professional association for professional engineers in Alberta. It sets all standards for education, engineering practice, conduct, discipline and entry into the professions of Engineering, Geology and Geophysics. Current regulations require that the President of a company carrying out consulting engineering based in Alberta, must be a Professional Engineer and a member in good standing with APEGGA. Our President has been a professional engineer in good standing with APEGGA since 1984. Because Ravinder Minhas is a member in training, Manmohan Minhas must approve and certify all of his work performed on behalf of our company. This requirement will also apply to any other individual or company performing engineering work on our company's behalf, whether they are fully qualified engineers or not.

If we are successful in obtaining consulting engineering engagements or contracts in British Columbia or Saskatchewan, we will be required to register on a project by project basis to obtain a "Permit to Practice". This involves submission of an application describing the scope of work and payment of fees to the respective professional engineering association. The approval is routine in nature and guided by the inter-provincial engineering association agreements and their agreement to recognize each other's professional members.

There are no regulations that apply to carrying out reservoir or petroleum engineering activities other than professional certification and adherence to good engineering standards and practices. As disclosed herein, these activities are focused solely on the analysis and interpretation of data and the formulation of recommendations.

There are many legislative and professional body rules, regulations and guidelines we must comply with when performing oil and gas production facilities engineering. These rules and regulations have all been enacted to ensure a safe workplace and operation of equipment. Professional engineers, as part of their training and the practice of their profession, are required to have thorough knowledge of these requirements in the jurisdictions in which they practice. They are also responsible for ensuring that all subcontractors and equipment suppliers have complied with all applicable rules and regulations and must certify to their client and regulatory bodies that there is compliance.

All oil and gas production facilities have to be designed in accordance with good engineering principles and in compliance with various approved equipment codes of the Canadian Standards Association, American, Society of Mechanical

Engineers, Alberta Energy Utilities Board and certain other organizations. If we fail to comply with these standards, there is a financial risk to our company and the Discipline Committee of APEGGA may suspend or cancel our consulting engineering permit and/or the professional engineering permit of Mr. Manmohan Minhas. This would prohibit us from engaging in further consulting work, subject us to significant liabilities and materially effect our ability to operate.

RESEARCH AND DEVELOPMENT ACTIVITIES AND COSTS

Minhas Energy has not incurred any research and development costs to date, and has no plans to undertake any research and development activities during the first year of operation.

COMPLIANCE WITH ENVIRONMENTAL LAWS

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that impact issues specific to our business. In our industry, environmental laws apply directly to the owners and operators of oil and gas exploration and production companies. They do not apply to companies or individuals providing professional consulting services, unless they have been engaged to consult on environmental matters. We are not planning to provide environmental consulting services.

FACILITIES

Our Officers and Directors have provided us with 400 sq ft of furnished office space located at Suite 110, 1915 - 27 Avenue NE Calgary Alberta T2E 7E4 Canada, free of charge for at least the next 12 months. This location will serve as our primary office for planning and implementing our business plan. We have also budgeted to maintain and host web server space for our website through a third party at a cost of $500 per year. Mr. Manmohan Minhas and Mr. Ravinder Minhas, our Officers and Directors, will also work from their residence located at 28 Arbour Estates Green NW, Calgary, Alberta, Canada, at no charge to our company.

EMPLOYEES

Minhas has no employees at the present time. Our officers and directors, are responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth.

We  have  no  intention  of  hiring   employees  until  the  business  has  been
successfully launched and we have sufficient, reliable revenue flowing into Minhas from our operations. Our officers and directors are planning to do whatever work is required until our business to the point of having positive cash flow. Human resource planning will be part of an ongoing process that will include regular evaluation of operations and revenue realization. We do not expect to hire any employees within the first year of operation.

Over the next 12 months, Mr. Manmohan Minhas will be primarily responsible for:

     -    General management of our company's operations
     - All company marketing and the building of relationships with potential clients
     - Preparing the ads for magazines such as Oilweek, Alberta Oil, the Magazine, Nickle's Oil Register
     - Attending oil and gas trade shows throughout the region in which we intend to operate
     - Petroleum and reservoir engineering for conventional oil and gas properties
     - Project management consulting for building oil and gas production facilities such as oil and gas pipelines, gas plants, compressor stations, oil satellites and processing plants etc
     -    Feasibility reports and evaluations prepared for clients

Mr. Ravinder Minhas will be responsible for:

     -    Preparing and updating our website
     - Technical analysis and forecasting with respect to reserves and production
     -    Reservoir modeling, simulation and optimization studies

During the next 12 months and into the foreseeable future, if we are successful in obtaining consulting projects that require professional or administrative personnel that is either beyond the scope or capacity of our Officers and Directors, we may enter into joint ventures with four private Alberta based consulting engineering companies with which we have established relationships. Subject to negotiation of the terms and compensation, these companies are receptive to revenue or profit sharing arrangements. There are also many independent consultants with which we have long term relationships that we could potentially draw upon to fulfill our manpower requirements. These people are experienced in the professional services we intend to provide and that provide their services on an hourly basis. We will not enter into consulting contracts or engagements if we do not have the manpower to complete the project on a timely basis or according to the specifications provided by our clients.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements

REPORTS TO SECURITY HOLDERS

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB. We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

                                PLAN OF OPERATION

Minhas Energy is a development stage consulting engineering company with very limited operations to date, no revenue, very limited financial backing and few assets. Our plan of operations is to establish Minhas Energy as a company that will seek out oil and gas consulting engineering opportunities in Alberta, British Columbia and Saskatchewan. We will initially concentrate on providing consulting engineering services in the reservoir and petroleum engineering and production facilities engineering segments of the oil and gas industry. We chose this segment because there is currently high demand for consultants, and we believe demand will continue to increase in the foreseeable future. These are also segments that small business such as ours that lack financial and manpower resources, can enter into far more easily than other integrated engineering services or general contracting businesses.

Our business objectives are:

     * To become a well recognized and respected consulting engineering company oil and gas companies in Alberta, British Columbia and Saskatchewan, with a focus on reservoir/petroleum engineering and facilities engineering and project management.
     * To develop a well rounded client base and contacts from which we can generate revenues and become profitable.
     * To build long term relationships with many of the oil and gas companies to expand our business and service offerings

Our goals over the next 12 months are:

     * Build awareness of our company in our target market through a program of direct contact and advertising through selected media that is focused on our prospective clients
     *    Achieve revenue by September 1, 2007.
     *    Achieve break even operations over the next 18 months

During the first stages of Minhas's growth, our officers and directors will provide all the labor required to execute our business plan at no charge. Since we intend to operate with very limited administrative support, our officers and directors will continue to be responsible for all labor required to market our services to prospective clients and perform any professional engineering services for at least the first year of operations. If we manage to obtain engagements or contracts that necessitates the need for additional professional personnel, we plan on obtaining these services on an hourly contract basis only. We presently have no intention to hire additional employees during our first year of operations. Due to our limited financial resources, each of the management team will dedicate approximately 20 - 30 hours a week in order to carry out our operations.

During the first year of operations, we will concentrate our marketing and professional efforts exclusively in Western Canada, specifically the Provinces of British Columbia, Alberta and Saskatchewan. This area is recognized world wide as a significant producer of oil and gas and demand for services, such as we are planning to provide, are projected to continue to grow dramatically due to the historically high prices and the need for a secure domestic oil supply. At present, we have no plans to move outside of our target market.

ACTIVITIES TO DATE

We have already conducted preliminary studies for demand for our services and held discussions with various other consultants and engineering firms with whom we may potentially draw upon as required to complete any engagements, should the need develop. We retained an independent sales professional and sales strategy consultant to do a preliminary survey of the demand for consulting engineering work in the Western Canadian oil and gas industry. He did an informal survey of the oil company professionals, contacted various professional engineering organizations and promotion and advertising companies and magazines. We have paid him $2100.00 for these services. We have also established that 4 firms are receptive to joint venturing work with our company on negotiated terms, should the need develop. These meetings have also independently confirmed to us that there continues to be a significant demand for consulting engineering services and that it is expected to continue into the foreseeable future.

We have moved into our offices at Suite 110, 1915 - 27 Avenue NE Calgary Alberta T2E 7E4 Canada on January 1, 2007. We have designed our company logo, printed business cards and acquired our initial office stationary and supplies, at an aggregate cost of $3,500.00.

We have acquired the website domain www.MinhasEnergy.com and completed the design of our website. The total costs of designing and activating the website was $2,120.00. The site is being hosted offsite at an annual cost of $500.

We have reviewed several technical software programs from 4 different vendors that are required for our business. We conducted meetings with their technical sales people to assess lease terms, software capabilities and support, and the respective ability to meet the scope of engineering services we are planning to provide. These programs significantly improve the efficiency of our operations and enable us to increase the productivity of our engineering work. It assists us with complex engineering calculations and helps us model the behavior of the oil and gas fields. It greatly increases the efficiency and accuracy of the engineering work being performed and provides output in a format that the customer can easily understand and relate to.

EXPENDITURES

The following chart provides an overview of our budgeted expenditures, using our existing cash resources, by significant area of activity for each quarter, over the next 12 months. We believe these expenditures will complement our primary strategy of direct contact and cold calling prospective clients to generate revenue. If we are successful in obtaining consulting engineering contracts and able to generate revenues, our officers and directors may elect to increase the budget to enable further growth.

Decription/item                         1st Quarter    2nd Quarter    3rd Quarter    4th Quarter   12 Month Total
---------------                         -----------    -----------    -----------    -----------   --------------
Legal/Accounting                          $              $   750        $   750        $ 3,000         $ 4,500
Online Banner Ad                                                                         2,300           2,300
Website maintenance                           375            875            375            375           2,000
Color Brochure Preparation and
Distribution                                              10,500          3,000                         13,500
Trade Shows                                 3,000          6,200          9,200
CD/DVD Showing the Company's Expertise                                                   5,900           5,900
Leasing of Engineering Software             1,000          3,000          3,000          3,000          10,000
Print Ads                                                                13,500          2,300          15,800
Contingency/Miscellaneous Expenses            450            450          1,150            450           2,500
Travel Expense                                500            500            500            500           2,000
Office Equipment and supplies               1,500            400            400            400           2,700
                                          -------        -------        -------        -------         -------
TOTAL                                     $ 6,825        $22,675        $22,675        $18,225         $70,400
                                          =======        =======        =======        =======         =======

MILESTONES

The following is a chronological itemization of the milestones we hope to achieve over the next 12 months. We are currently in the first month of these milestones noted below.

FIRST QUARTER (FEBRUARY - APRIL 2007)

During the first quarter, we will begin to develop our initial marketing materials. We will commence with the conceptual design and layout of a colour brochure that we will produce for distribution in the second quarter. We are planning to obtain several competitive quotations for printing, custom photography and graphics.

In April 2007, we will have a display booth at the APEGGA Annual General Meeting and Conference being held in downtown Calgary, Alberta. APEGGA has approximately 45,000 members, 80% of which live in Calgary area. About 10,000 of these are Professional Engineers and Geologists working for the oil and gas exploration companies, our target market. About 15,000 professional attend this conference and AGM. We are budgeting $3,000 for this event.

In the first quarter, we also plan to enter into a lease for the technical engineering software we require for our business. We are budgeting $1,000 for the first quarter to reflect one month's usage during this quarter, and $1,000 monthly thereafter. We will also obtain all necessary office supplies and materials for our executive offices. We are budgeting $1,500 for these expenditures.

SECOND QUARTER  (MAY - JULY 2007)

Early in the second quarter, we will produce the full color company brochure outlining our expertise and the services we offer. We estimate the design cost to be $3,000 and the printing cost to be $7,500 for 10,000 copies. We will get price quotations from various printers in the Calgary area.

During May 2007, we will have a display booth at the CSPG (Canadian Society of Petroleum Geologists) Annual Conference and Meeting. We will get a 10' X 10' booth at a rental cost of $1,200. In addition, it will cost us $500 in miscellaneous costs. CSPG has approximately 3200 members, involved in the exploration and development of oil and gas reserves in Western Canada. Many of them are responsible for choosing reservoir engineering consulting companies. About 2,500 members attend the Annual Conference.

During June 2007, we will have a display booth at the GO-EXPO Gas & Oil Exposition in Calgary. Approximately 18,000 people attend this event, and it is among the biggest oil and gas trade shows in the world. The cost of the 10'X10' booth will be $2,500. We are budgeting advertising and presentation materials at $2,000. We plan to make a presentation to the attendees about our company and our services.

THIRD QUARTER (AUGUST - OCTOBER 2007)

In the 3rd quarter, we will design and purchase advertising for our company, for use in trade magazines and newspapers. We are budgeting $1,000 for design. We will run advertisements in the PEGG monthly Newspaper, the official publication of APEGGA, which is mailed to 50,000 professionals in Alberta. We will start with a 1 page full color ad in the August 2007 issue at a cost of $3,200, and follow this up with a 1/4 page ad in the following 4 issues at a cost of $900 per issue. Designs costs are included in these budgeted costs.

We will pay for a professional directory insert in the Journal of Canadian Petroleum Technology, the official publication of the Canadian Institute of Mining, Metallurgy and Petroleum. This is a focused petroleum engineering publication distributed to the 3,200 members. The cost for this ad will be $160/month. There will also be a one time design and placement cost of $100, and we will run this for 6 months. We will also place 1/4 page ads in the Oilweek Weekly Magazine for $2,060 per issue. We will place this ad for 4 months. The design cost for the ad will be $100.

During this quarter we will prepare a database of key oil and gas personnel in our target market. We will compile our list through the following sources:

     * Nickle's Oil Register, a yearly publication listing all oil and gas exploration companies doing business in Canada and their key personnel. The Nickle's Oil Register will cost us $600.
     * APEGGA online and printed Membership Register, which is free to APEGGA members
     *    Industry contacts of our Officers and Directors
     * B.C and Saskatchewan professional engineering membership listings, which are available at a cost of $150

We are planning to mass mail our company brochure printed during the second quarter, at a cost of about $3,000.

FOURTH QUARTER (NOVEMBER 2007 - JANUARY 2008)

In addition to the print ads that we put into effect in the third quarter, we will pay for a banner ad in the 4th quarter on the Nickle's Daily Oil Bulletin website home page. This website has 38,000 unique visitors per month and will cost us $2,000 for the quarter. We estimate the design cost to be $300.

We will also produce a CD/DVD using the latest digital and presentation technology incorporating the marketing information in our brochure, explaining our consulting engineering services. We have budgeted $5,000 for the production and packaging of the media. This CD/DVD will be distributed to 300 key personnel chosen by our Officer and Directors. We anticipate the distribution cost will be $900.

LIQUIDITY AND CASH RESOURCES

As previously noted, we have raised $4,500 from the sale of stock to our officer and directors and $98,750 through a private placement to 38 non-affiliated investors. We have paid $8,991 to December 31, 2006 for our incorporation and operating expenses, and $2,300 for our website. At December 31, 2006 we had $91,959 of cash. As of the date hereof, we have approximately $87,400, of which we anticipate needing approximately $17,960 for expenses associated with this Registration Statement (See ITEM 25 "Other Expenses if Issuance and Distribution"). Our budgeted expenditures for the next twelve months are $70,400. Therefore, we presently have a budgeted shortfall of $960.

How long we will be able to satisfy our cash requirements depends on how quickly our company can generate revenue and how much revenue can be generated. Although there can be no assurance at present, we plan to be in a position to generate revenues by August 2007. We must generate at least $1,000 in net consulting fee revenues in order to fund all expenditures under our 12-month budget. Net consulting fee revenue is defined as gross revenue net of any direct costs that were necessary to produce the revenue, such as subcontractors, travel and other direct costs attributable to the project that we have to pay for.

If we fail to generate sufficient net revenues, we will need to raise additional capital to continue our operations thereafter. We cannot guarantee that additional funding will be available on favorable terms, if at all. Any further shortfall will affect our ability to expand or even continue our operations. We cannot guarantee that additional funding will be available on favorable terms, if at all.

Other than the engineering software which we have described in this section, there are also no plans or expectations to purchase or sell any significant equipment in our first year of operations.

                             DESCRIPTION OF PROPERTY

We do not own any property, real or otherwise. Our Officers and Directors have provided us with 400 sq ft of furnished office space located at Suite 110, 1915
- 27 Avenue NE Calgary Alberta T2E 7E4 Canada, free of charge for at least the next 12 months. This location will serve as our primary office for planning and implementing our business plan. We have also budgeted to maintain and host web server space for our website through a third party at a cost of $500 per year. Our officers and directors will also work from their residence in Calgary Alberta at no charge to our company.

We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

We do not have any investments or interests in any real estate. Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the stock transactions discussed below, Minhas has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of Minhas or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On May 11, 2006 Mr. Manmohan Minhas, our President and Director, purchased 4,000,000 shares of our common stock for $0.001 per share or $4,000. On May 11, 2006 Mr. Ravinder Minhas, our Secretary Treasurer and Director, purchased 500,000 shares of our common stock for $0.001 per share or $500.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Currently there is no public trading market for our stock, and we have not applied to have Minhas' common stock listed. We intend to apply to have our common stock quoted on the OTC Bulletin Board. No trading symbol has yet been assigned.

RULES GOVERNING LOW-PRICE STOCKS THAT MAY AFFECT OUR SHAREHOLDERS' ABILITY TO RESELL SHARES OF OUR COMMON STOCK

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system. Upon the registration statement in which this prospectus is included becoming effective, we will apply for quotation of our common stock on the NASD's OTCBB.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Minhas's common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser's written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

HOLDERS

As of the filing of this prospectus, we have 40 shareholders of record of Minhas common stock. We are registering 1,975,000 shares of our common stock held by 38 non-affiliated investors under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. This does not include the 4,500,000 shares held by our Officers and Directors.

RULE 144 SHARES.

A total of 4,500,000 shares of the common stock will be available for resale to the public after May 11, 2007 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of Minhas common stock then outstanding which, in this case, will equal approximately 45,000 shares as of the date of this prospectus; or the average weekly trading volume of Minhas common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Minhas. Under Rule 144(k), a person who is not one of Minhas' affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are Minhas' affiliates hold all of the 4,500,000 shares, which may be sold pursuant to Rule 144 after May 11, 2007.

DIVIDENDS.

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit the ability of Minhas to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: Minhas would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

DIFFICULTY TO RESELL MINHAS STOCK, AS THE COMPANY HAS NO EXPECTATIONS TO PAY CASH DIVIDENDS IN THE NEAR FUTURE

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors. We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business. To date, we have not paid cash dividends on our common stock. This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

                             EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from our date of incorporation on May 11, 2006 to December 31, 2006, our first completed fiscal year end.

                           Summary Compensation Table

                                                                                            Change in
                                                                                             Pension
                                                                                             Value &
                                                                              Non-Equity   Nonqualified
                                                                              Incentive     Deferred       All
  Name and                                                                       Plan        Compen-      Other
 Principal                                                Stock      Option    Compen-       sation       Compen-
  Position                 Year   Salary($)  Bonus($)   Awards($)   Awards($)  sation($)    Earnings($)  sation($)  Totals($)
------------               ----   ---------  --------   ---------   ---------  ---------    -----------  ---------  ---------
Manmohan Minhas            2006       0         0           0           0          0             0           0          0
President & CEO

Ravinder Minhas            2006       0         0           0           0          0             0           0          0
Secretary, Treasurer, CFO

Since Minhas' date of inception to the date of this prospectus, our executive officers have not received and are not accruing any compensation. The officers anticipate that they will not receive, accrue, earn, be paid or awarded any compensation during the first year of operations. We have not entered into any employment agreement or consulting agreement with our directors and executive officers.

The following table sets forth information with respect to compensation paid by us to our directors from our date of incorporation on May 11, 2006 to December 31, 2006, our first completed fiscal year end.

                           Director Compensation Table

                                                                     Change in
                                                                      Pension
                    Fees                                             Value and
                   Earned                           Non-Equity      Nonqualified     All
                     or                              Incentive        Deferred      Other
                   Paid in    Stock      Option        Plan         Compensation   Compen-
    Name           Cash($)   Awards($)  Awards($)  Compensation($)   Earnings($)   sation($)  Total($)
    ----           -------   ---------  ---------  ---------------   -----------   ---------  --------
Manmohan Minhas       0          0          0             0                0           0          0

Ravinder Minhas       0          0          0             0                0           0          0

OPTION/SAR GRANTS

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

LONG-TERM INCENTIVE PLAN AWARDS

We do not have any long-term incentive plans.

DIRECTORS COMPENSATION

We have no formal plan for compensating our directors for their services in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Minhas other than services ordinarily required of a director. Since inception to the date hereof, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

                              FINANCIAL STATEMENTS

The audited financial statements of Minhas appear below on pages F-1 through F-10.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURES

There have been no changes in and/or disagreements with Moore & Associates, Chartered on accounting and financial disclosure matters.

MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
    PCAOB REGISTERED


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Minhas Energy Consultants, Inc.
(A Development Stage Company)
Port Coquitlam BC V3B 4Z9

We have audited the accompanying balance sheet of Minhas Energy Consultants, Inc. (A Development Stage Company) as of December 31, 2006, and the related statements of operations, stockholders' equity and cash flows from inception May 11, 2006, through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minhas Energy Consultants, Inc. (A Development Stage Company) as of December 31, 2006 and the results of its operations and its cash flows from inception May 11, 2006, through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has net losses for the period from inception to December 31, 2006 of $9,055 which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Moore & Associates, Chartered
----------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
February 13, 2007


               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7511 Fax (702) 253-7501

                         MINHAS ENERGY CONSULTANTS, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                   December 31,
                                                                      2006
                                                                    --------
ASSETS

Current assets
  Cash and bank accounts                                            $ 91,959
                                                                    --------

      Total current assets                                            91,959

Website, net of accumulated amortization (Note 7)                      2,236
                                                                    --------

Total assets                                                        $ 94,195
                                                                    ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                                                  $     --

      Total liabilities                                                   --
                                                                    --------

Stockholders' equity (Note 4,5)
  Authorized:
    100,000,000 common shares
    Par value $0.001

  Issued and outstanding:
    6,475,000 common shares                                            6,475
  Additional paid-in capital                                          96,775
  Deficit accumulated during the development stage                    (9,055)
                                                                    --------

      Total stockholders' equity                                      94,195
                                                                    --------

Total liabilities and stockholders' equity                          $ 94,195
                                                                    ========

   The accompanying notes are an integral part of these financial statements.

                         MINHAS ENERGY CONSULTANTS, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

                                                                  Cumulative
                                                                 Amounts From
                                           Date of                 Date of
                                        Incorporation           Incorporation
                                       on May 11, 2006         on May 11, 2006
                                             to                      to
                                         December 31,            December 31,
                                            2006                    2006
                                         -----------             -----------

REVENUE                                  $        --             $        --
                                         -----------             -----------
OPERATING EXPENSES
Amortization                                      64                      64
General & Administrative                       4,891                   4,891
Marketing                                      2,100                   2,100
Organization                                   1,500                   1,500
Website                                          500                     500
                                         -----------             -----------
Loss before income taxes                      (9,055)                 (9,055)

Provision for income taxes                        --                      --
                                         -----------             -----------

Net loss                                 $    (9,055)            $    (9,055)
                                         ===========             ===========

Basic and diluted loss per
 Common share (1)
                                         ===========             ===========
Weighted average number
 of common shares
 outstanding (Note 4)                      5,284,936
                                         ===========


----------
(1) less than $0.01


   The accompanying notes are an integral part of these financial statements.

                         MINHAS ENERGY CONSULTANTS, INC.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                              Deficit
                                                                            Accumulated
                                          Common Stock         Additional   During the       Total
                                       -------------------      Paid in     Development   Stockholders'
                                       Shares       Amount      Capital        Stage         Equity
                                       ------       ------      -------        -----         ------
Inception, May 11, 2006                     --      $   --      $    --      $     --       $     --

Initial capitalization, sale of
 common stock to Directors on
 May 11, 2006                        4,500,000       4,500                                     4,500
Private placement closed
 September 30, 2006                  1,975,000       1,975       96,775                       98,750

Net loss for the year                       --          --           --        (9,055)        (9,055)
                                     ---------      ------      -------      --------       --------

Balance December 31, 2006            6,475,000      $6,475      $96,775      $ (9,055)      $ 94,195
                                     =========      ======      =======      ========       ========


   The accompanying notes are an integral part of these financial statements.

                        MINHAS ENERGY CONSULTANTS, INC.
                         (A Development Stage Company)
                            STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                Cumulative
                                                                               Amounts From
                                                              Date of             Date of
                                                           Incorporation       Incorporation
                                                          on May 11, 2006     on May 11, 2006
                                                                to                  to
                                                            December 31,        December 31,
                                                               2006                2006
                                                             ---------           ---------
CASH FLOWS USED IN OPERATING ACTIVITIES
  Net loss for the period                                    $  (9,055)          $  (9,055)
  Adjustments to Reconcile Net Loss to Net Cash
   Used by Operating Activities
     Amortization expense                                           64                  64
                                                             ---------           ---------

Net cash used in operating activities                           (8,991)             (8,991)
                                                             ---------           ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                       103,250             103,250
                                                             ---------           ---------

Net cash provided by financing activities                      103,250             103,250
                                                             ---------           ---------

CASH FLOWS USED IN INVESTING ACTIVITIES
  Website                                                       (2,300)             (2,300)
                                                             ---------           ---------

Net cash used in investing activities                           (2,300)             (2,300)
                                                             ---------           ---------

Increase in cash during the period                              91,959              91,959


Cash, beginning of the period                                       --                  --
                                                             ---------           ---------

Cash, end of the period                                      $  91,959           $  91,959
                                                             =========           =========

Supplemental disclosure with respect to cash flows:
  Cash paid for income taxes                                 $      --           $      --
  Cash paid for interest                                     $      --           $      --


   The accompanying notes are an integral part of these financial statements.

                         MINHAS ENERGY CONSULTANTS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006


NOTE 1. GENERAL ORGANIZATION AND BUSINESS

The Company was originally incorporated under the laws of the state of Nevada on May 11, 2006. The Company has limited operations and in accordance with SFAS #7, is considered a development stage company, and has had no revenues from operations to date.

Initial operations have included capital formation, organization, target market identification, new product development and marketing plans. Management is planning to provide consulting engineering services to the oil and gas industry in Western Canada.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The Company's only significant asset at December 31, 2006 is cash. The relevant accounting policies and procedures are listed below. The company has adopted a December 31 year end.

ACCOUNTING BASIS

The basis is generally accepted accounting principles.

EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective its inception.

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has not issued any options or warrants or similar securities since inception.

                         MINHAS ENERGY CONSULTANTS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006


NOTE 2. (CONTINUED)

DIVIDENDS

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

INCOME TAXES

Income taxes are provided in accordance with Statement of Financial accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                         MINHAS ENERGY CONSULTANTS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006


NOTE 2. (CONTINUED)

WEBSITE COSTS

Website costs consist of software development costs, which represent capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. Upon implementation in December 2006, the asset is being amortized to expense over its estimated useful life of three years using the straight-line method. Ongoing website post-implementation costs of operation, including training and application maintenance, will be charged to expense as incurred. See Note 7.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has net losses for the period from inception to December 31, 2006 of $(9,055). This condition raises substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required and ultimately to attain profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4. STOCKHOLDERS' EQUITY

AUTHORIZED

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

                         MINHAS ENERGY CONSUTLANTS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006


NOTE 4. (CONTINUED)

ISSUED AND OUTSTANDING

On May 11, 2006 (inception), the Company issued 4,500,000 shares of its common stock to its Directors for cash of $4,500. See Note 5.

On September 30, 2006, the Company closed a private placement for 1,975,000 common shares at a price of $0.05 per share, or an aggregate of $98,750. The Company accepted subscriptions from 38 offshore non-affiliated investors.

NOTE 5. RELATED PARTY TRANSACTIONS

The Company's neither owns nor leases any real or personal property. The Company's Directors provides office space free of charge. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

On May 11, 2006 (inception), the Company issued 4,500,000 shares of its common stock to its Directors for cash of $4,500. See Note 4.

NOTE 6. INCOME TAXES

Net deferred tax assets are $nil. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 7. WEBSITE

                                        Accumulated
                           Cost         amortization        Net book value
                           ----         ------------        --------------
Website costs             $2,300           $ 64                 $2,236
                          ======           ====                 ======

Website costs are amortized on a straight line basis over 3 years, its estimated useful life.

                         MINHAS ENERGY CONSULTANTS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2006


NOTE 9. NET OPERATING LOSSES

As of December 31, 2006, the Company has a net operating loss carry forward of approximately $7,560, which will expire 20 years from the date the loss was incurred.

NOTE 10. OPERATING LEASES AND OTHER COMMITMENTS:

The  Company   currently  has  no  operating  lease  commitments  or  any  other commitments.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

Until 90 days  from  the  effective  date of this  Registration  Statement,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law. Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

     - reasonably believed that their conduct was in or not opposed to our company's best interests; or
     - with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such persons have conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

     -    by our stockholders;
     - by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
     -    by independent legal counsel in a written opinion; or
     -    by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have, or will expend fees in relation to this registration statement as detailed below:

         Expenditure Item                    Amount
         ----------------                    ------
     Attorney and consulting fees            $12,500
     Audit Fees                                2,250
     Transfer Agent Fees                       1,500
     SEC Registration                             10
     Other and Miscellaneous (1)               1,000
     Edgarizing and Filing Fees (1)              700
                                             -------
     TOTAL                                   $17,960
                                             =======
----------
(1) Estimates

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on two separate occasions.

On May 11, 2006 Mr. Manmohan Minhas, our President and Director, purchased 4,000,000 shares of our common stock for $0.001 per share or an aggregate of $4,000. On May 11, 2006 Mr. Ravinder Minhas, our Secretary Treasurer and Director, purchased 500,000 shares of our common stock for $0.001 per share or an aggregate of $500. No underwriters were used, and no commissions or other remuneration was paid except to Minhas. The securities were sold in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Mr. M. Minhas and Mr. R. Minhas are not U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by Minhas, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. The shares continue to be subject to Rule 144 of the Securities Act of 1933.

On September 30, 2006 we accepted subscription agreements that sold 1,975,000 common shares to the following 38 subscribers at an offering price of $0.05 per share for gross offering proceeds of $98,750. This was an offshore transaction pursuant to Regulation S of the Securities Act. The offering price for the offshore transactions was established on an arbitrary basis. All of the following persons are not U.S. persons, as the term is defined under Regulation S and the sales of our common stock to the following person are made in offshore transactions as the term is defined under Regulation S. No direct selling efforts were made in the United States by Minhas, any distributor, any of ourr respective affiliates, or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the SECURITIES ACT OF 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the SECURITIES ACT OF 1933, if an exemption from registration requirements of the SECURITIES ACT OF 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the SECURITIES ACT OF 1933.

    Name of Stockholder                       Number of Shares Subscribed
    -------------------                       ---------------------------
     Craig Cox                                            5,000
     Gary McKay                                         100,000
     Dr. Ravi Sidoo Inc                                  20,000
     Paul Sidoo                                         100,000
     Rishie Khangura                                    125,000
     Grant Caudwell                                      80,000
     Sam Brovender                                      100,000
     Manjy Sidoo                                         65,000
     Siden Investments Inc.                             300,000
     Nicola Simoneschi                                   55,000
     Paolo Rusca                                         40,000
     Barbara Detjen                                      35,000
     Antigona Ramanai                                    50,000
     Jenny Cater                                         60,000
     Paul Johnston                                       60,000
     Jayne Barnes                                        60,000
     Martin McMillan                                     50,000
     Anna Moog                                           50,000
     Clive Burton                                        50,000
     Neil Connor                                         50,000
     Gail Bielby                                         40,000
     Sally Evans                                         50,000
     Janet Payne                                         40,000
     Joanne Hill                                         40,000
     Kaylie Smith                                        40,000
     Kelly Savory                                        40,000
     Toni Watson                                         40,000
     Helen Hancock                                       30,000
     Robert Ramanis                                      30,000
     David Starling                                      30,000
     Joe Glozier                                         30,000
     Martha Spencer                                      20,000
     Anna Hindmarsh                                      20,000
     Isabel Frazer                                       20,000
     Darren Buckingham                                   20,000
     Simon Fidler                                        10,000
     Ali Shah                                            10,000
     Muhssen Nasser                                      10,000
     TOTAL                                            1,975,000

                                ITEM 27. EXHIBITS

      Number                             Description
      ------                             -----------
        3.1          Articles of Incorporation.
        3.2          Bylaws.
        5.1          Consent and Opinion re: Legality.
       23.1          Consent of Accountant
       99.1 Form of subscription agreement used between our company and the 38 non affiliated shareholders who purchased 1,975,000 common shares at $0.05 per share, as listed in ITEM 26.

                              ITEM 28. UNDERTAKINGS

Minhas hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Minhas has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Minhas will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and Minhas will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada, on March 2, 2007.

MINHAS ENERGY CONSULTANTS, INC.


/s/ Manmohan S. Minhas
----------------------------------------
Manmohan S. Minhas
President, Principal Executive Officer


/s/ Ravinder S. Minhas
----------------------------------------
Ravinder S. Minhas - Secretary/Treasurer,
Principal Financial Officer and Principal
Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Manmohan S. Minhas                                         March 2, 2007
----------------------------------------
Manmohan S. Minhas
Director


/s/ Ravinder S. Minhas                                         March 2, 2007
----------------------------------------
Ravinder S. Minhas
Director